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EXHIBIT 10



                         EXECUTIVE EMPLOYMENT AGREEMENT



         THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "AGREEMENT") is entered into by and between Dailey Petroleum Services Corp., a Delaware corporation ("COMPANY"), and James J. Percle ("EXECUTIVE"), effective October 2, 1996.


                             W I T N E S S E T H :


         WHEREAS, Company desires to employ Executive and Executive desires to be employed by Company in the capacity set forth in this Agreement;

         WHEREAS, Company and Executive entered into a Management Employment Agreement dated June 26, 1996 which the parties desire to fully restate as set forth herein;

         NOW THEREFORE, in consideration of the premises, mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:


                                   ARTICLE 1
                         TERM AND NATURE OF EMPLOYMENT


         1.1 TERM OF EMPLOYMENT. Subject to the terms and conditions of this Agreement, Company hereby employs Executive and Executive hereby accepts employment with Company for a term beginning on the date shown above through and including December 31, 1999 (the "INITIAL TERM"), unless this Agreement and Executive's employment hereunder are sooner terminated pursuant to Article 5. Six months prior to the end of the Initial Term or any subsequent Renewal Term (as defined below), the term of this Agreement shall automatically extend for a three year period from such date, unless either party files a written notice of non-renewal with the other. Each three year extension of this Agreement shall be a Renewal Term. The Initial Term together with each Renewal Term shall hereinafter be referred to collectively as the "EMPLOYMENT PERIOD."





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         1.2     PRINCIPAL DUTIES.  Executive's employment hereunder shall be in the capacity of Executive Vice- President and Chief Operating Officer. In such capacity, Executive shall perform the duties for such office prescribed in the By-laws, or by the Board of Directors or by the President as set forth in
Annex A, attached.   Executive shall perform his duties hereunder in accordance with any lawful instructions, rules, regulations or policies made or adopted by Company's Board of Directors, including those applicable to Company's Executives generally and in accordance with directions of the President.
During the Employment Period, Executive shall devote his full time, and best efforts and skills to the business and interests of Company, do his utmost to further enhance and develop Company's best interests and welfare, and endeavor to improve his ability and knowledge of Company's business, particularly as it relates to his duties hereunder, in an effort to increase the value of his services for the mutual benefit of the parties hereto.

         1.3 PLACE OF PERFORMANCE. Executive shall perform his duties hereunder at the principal executive offices of Company at One Lawrence Centre, 2507 North Frazier, Conroe, Texas 77305, or at such other place where Company's principal executive offices subsequently may be located. Executive acknowledges subject to Section 5.3(c) hereof, and agrees that Company may require Executive to travel and render services in different locations from time to time incident to the performance of his duties hereunder.

         1.4 AFFILIATES. The term "AFFILIATES" shall mean any person controlled by or under common control with Company.


                                   ARTICLE 2
                                  COMPENSATION


         For and in consideration of the performance by Executive of the services, terms, conditions, covenants and agreements contained in this Agreement, Company shall pay to Executive at the times, in the amounts and in the manner herein provided, the following:

         2.1 BASE COMPENSATION. As the principal consideration for the services to be performed by Executive hereunder during the Employment Period, Executive shall be entitled to receive as base compensation from Company a salary of not less than Nineteen Thousand Eight Hundred Eighty-Three Dollars ($19,883) per month (the "BASE SALARY"), which shall be prorated for any partial employment period and payable in the manner and on the timetable in which Company's payroll is customarily handled, or at such intervals as Company and Executive may hereafter agree to from time to time. No overtime compensation shall be payable to Executive. Company's Board of Directors shall review Executive's performance at least annually and shall make any adjustments to Executive's compensation that it deems, in its sole discretion, appropriate, provided that at no time during the Employment Period shall Executive's compensation be adjusted to an amount below the Base Salary. Company shall be entitled to withhold from all amounts of compensation payable under this
Article 2 such amounts on account of payroll taxes and similar matters as are required by





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any applicable law, rule, or regulation of any appropriate governmental authority. Such compensation shall continue to be paid during any period of physical or mental incapacity unless and until Executive's employment is terminated as herein provided.

         2.2 STOCK GRANT AND OPTION. As additional consideration for Executive's performance of his obligations under Article 3 and Article 4 of this Agreement, Company shall, within 180 days of the date of this Agreement, grant to Executive 45,000 restricted shares of Company's Common Stock, and an option to purchase 15,001 shares of Company's Common Stock, subject to the terms and conditions of Company's 1996 Key Employee Stock Plan; provided, however, that the terms of such restricted Common Stock grant and grant of stock options shall provide for a vesting schedule so that thirty three and one-third percent (33 1/3%) of such Restricted Stock and stock options shall vest upon each of the next three anniversaries of the date of this Agreement. Executive hereby acknowledges and agrees that Company's grant to Executive of such Common Stock and options, together with other compensation payable to Executive hereunder, is reasonable and adequate independent consideration for Executive's performance of his obligations under Articles 3 and 4 of this Agreement.

         2.3 BONUSES AND BENEFITS. In addition to the Base Salary and stock grant and option described above, Company shall provide Executive with the following during the Employment Period:

                 (a) Bonuses, when and based upon or subject to such terms and conditions as Company's Board of Directors, in its sole and absolute discretion, may determine provided, however, that an annual bonus plan shall be prepared which will make a bonus of thirty three and one third percent (33 1/3%) of base compensation payable if all bonus plan criteria are met;

                 (b) Participation in any present or future disability, medical, health, dental, insurance, pension, profit-sharing, thrift, retirement, investment, and stock appreciation plans, and any other benefit, bonus or compensation plans on the same terms generally available to all of Company's Executives generally or its executive officers in particular;

                 (c) Payment or reimbursement, as the case may be, of reasonable business expenses (within limits that may be established by Company's Board of Directors) incurred in connection with the performance of his duties hereunder, such expense payment or reimbursement being subject to, and made in accordance with Company's policies and procedures of Executive expense payment or reimbursement in effect from time to time;

                 (d) Access to and use of Company's health club facility in accordance with the policies and procedures governing such facility;

                 (e)      An automobile allowance of $1,500.00 per month; and





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                 (f)      Reimbursement of dependent children education
         expenses up to $10,000.00 per child per calendar year.

         2.4     VACATION.    During the Employment Period, Executive shall
accrue paid vacation time in such amounts and at such times as determined by Company's Board of Directors, in its sole discretion; provided, however, that the minimum amount of paid vacation to which Executive shall be entitled shall be no less than four (4) weeks per year. If vacation time is not taken by Executive during the term of this Agreement, Executive may, at his option, receive a lump sum payment of cash value of the vacation pay in lieu thereof, or carry the vacation time forward.

                                   ARTICLE 3
                   CONFIDENTIAL INFORMATION; PROPERTY RIGHTS

         3.1     NON-DISCLOSURE OBLIGATION OF EXECUTIVE.  For purposes of this
Article 3, all references to Company shall mean and include its Affiliates (as defined in Section 1.4) Executive hereby acknowledges, understands and agrees that whether developed by Executive or others employed by or in any way associated with Executive or Company, all Confidential Information, as defined in Section 3.2, is the exclusive and confidential property of Company and shall be at all times regarded, treated and protected as such in accordance with this Agreement. Executive acknowledges that all such Confidential Information is in the nature of a trade secret. Failure to mark any writing confidential shall not affect the confidential nature of such writing or the information contained therein.

         3.2 DEFINITION OF CONFIDENTIAL INFORMATION. "CONFIDENTIAL INFORMATION" shall mean information, whether or not originated by Executive, which is used in Company's business and (a) is proprietary to, about or created by Company; (b) gives Company some competitive business advantage or the opportunity of obtaining such advantage, or the disclosure of which could be detrimental to the interests of Company; (c) is designated as Confidential Information by Company, known by the Executive to be considered confidential by Company, or from all the relevant circumstances considered confidential by Company, or from all the relevant circumstances should reasonably be assumed by Executive to be confidential and proprietary to Company; or (d) is not generally known by non-Company personnel. Such Confidential Information includes, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing or designated as confidential):

                 1. Work product resulting from or related to work or projects performed or to be performed for Company or for clients of Company, including but not limited to data bases, draft and other non-public written documents, the interim and final lines of inquiry, hypotheses, research and conclusions related thereto and the methods, processes, procedures, analyses, techniques and audits used in connection therewith;





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                 2.       Computer software of any type or form in any stage of
         actual or anticipated research and development, including but not limited to programs and program modules, routines and subroutines, processes, algorithms, design concepts, design specifications (design notes, annotations, documentation, flowcharts, coding sheets, and the like), source codes, object codes and load modules, programming, program patches and system designs;

                 3. Information relating to Company's proprietary rights prior to any public disclosure thereof, including but not limited to the nature of the proprietary rights, production data, technical and engineering data, test data and test results, the status and details of research and development of products and services, and information regarding acquiring, protecting, enforcing and licensing proprietary rights (including, without limitation, patents, copyrights and trade secrets);

                 4. Internal Company personnel and financial information, vendor names and other vendor information (including vendor characteristics, services and agreements), purchasing and internal cost information, internal service and operational manuals, and the manner and methods of conducting Company's business;

                 5. Marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes, and future plans and potential strategies of Company which have been or are being discussed;

                 6. Names of customers and their representatives, contracts and their contents and parties, customer services, and the type, quantity, specifications and contents of products and services purchased, leased, licensed or received by customers of Company;

                 7. Information provided to Company by any actual or potential customer, government agency, or other third party (including businesses, consultants and other entities and individuals); and

                 8. Contracts with, or developed by Company for use with, agents of Company, including, without limitation, the terms and conditions thereof.

         3.3 EXCLUSIONS FROM CONFIDENTIAL INFORMATION. "CONFIDENTIAL INFORMATION" shall not include information publicly known other than as a result of a disclosure by Executive in breach of Section 3.1, and the general skills and experience gained during Executive's work with Company which Executive could reasonably have been expected to acquire in similar work with another company. The phrase "PUBLICLY KNOWN" shall mean readily accessible to the public in a written publication and, shall not include information which is only available by a substantial searching of the published literature or information the substance of which must be pieced together from a number of different publications and sources. The burden of proving that information or skills and experience are not Confidential Information shall be on the party asserting such exclusion.





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         3.4     COVENANTS OF EXECUTIVE.  As a consequence of Executive's
acquisition or anticipated acquisition of Confidential Information, Executive will occupy a position of trust and confidence with respect to Company's affairs and business. In view of the foregoing and of the consideration to be provided to Executive, Executive agrees that it is reasonable and necessary that Executive make the following covenants:

                 (a) At any time during or after the termination of the Employment Period, Executive will not disclose Confidential Information to any person or entity, either inside or outside of Company, other than as necessary in carrying out duties on behalf of Company, without obtaining Company's prior written consent (unless such disclosure is compelled pursuant to court order or subpoena, and at which time Executive gives notice of such proceedings to Company), and Executive will take all reasonable precautions to prevent inadvertent disclosure of such Confidential Information. This prohibition against Executive's disclosure of Confidential Information includes, but is not limited to, disclosing the fact that any similarity exists between the Confidential Information and information independently developed by another person or entity, and Executive understands that such similarity does not excuse Executive from abiding by his covenants or other obligations under this Agreement.

                 (b) At any time during or after the termination of the Employment Period, Executive will not use, copy or transfer Confidential Information other than as necessary in carrying out his duties on behalf of Company, without first obtaining Company's prior written consent, and will take all reasonable precautions to prevent inadvertent use, copying or transfer of such Confidential Information. This prohibition against Executive's use, copying, or transfer of Confidential Information includes, but is not limited to, selling, licensing or otherwise exploiting, directly or indirectly, any products or services (including data bases, written documents and software in any form) which embody or are derived from Confidential Information, or exercising judgment in performing analyses based upon knowledge of Confidential Information.

         3.5 RETURN OF CONFIDENTIAL MATERIAL. Executive shall turn over to Company all originals and copies of materials containing Confidential Information in the Executive's possession, custody, or control upon request or upon termination of the Executive's employment with Company. Executive agrees to attend a termination interview with the General Counsel to confirm turnover of such materials and to discuss any questions the undersigned may have about his continuing obligations under this Agreement.

         3.6 INVENTIONS. Any and all inventions, products, discoveries, improvements, copyrightable works, trademarks, service marks, ideas, processes, formulae, methods, designs, techniques or trade secrets (collectively hereinafter referred to as "INVENTIONS") made, developed, conceived or resulting from work performed by Executive (alone or in conjunction with others, during regular hours of work or otherwise) while he is employed by Company and which may be





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directly or indirectly useful in, or related to, the business of Company
(including, without limitation, research and development activities of Company), or which are made using any equipment, facilities, Confidential Information, materials, labor, money, time or other resources of Company, shall be promptly disclosed by Executive to his supervisor, shall be deemed Confidential Information for purposes of this Agreement, and shall be Company's exclusive property. Executive shall, upon Company's request, execute any documents and perform all such acts and things which are necessary or advisable in the opinion of Company to cause issuance of patents to, or otherwise obtain recorded protection of right to intellectual property for, Company with respect to Inventions that are to be Company's exclusive property under this Section 3.6, or to transfer to and vest in Company full and exclusive right, title and interest in and to such Inventions; provided, however, that the expense of securing any such protection of right to Inventions shall be borne by Company. In addition, Executive shall, at Company's expense, assist Company in any proper manner in enforcing any Inventions which are to be or become Company's exclusive property hereunder against infringement by others. Executive shall keep confidential and will hold for Company's sole use and benefit any Invention that is to be Company's exclusive property under this Section 3.6 for which full recorded protection of right has not been or cannot be obtained.

                                   ARTICLE 4
                   COVENANT NOT TO COMPETE; NON-INTERFERENCE

         4.1 PROHIBITED EXECUTIVE ACTIVITIES. Executive agrees that except in the ordinary course of his employment hereunder during the Employment Period, Executive shall not during the Employment Period and for a period of one (1) year thereafter within any geographic area in which Company conducts business during the Employment Period (all references to Company shall mean and include its Affiliates as defined in Section 1.4):

                 (a) Directly or indirectly, engage or invest in, own, manage, operate, control or participate in the ownership, management, operation or control of, be employed by, associated or in any manner connected with, or render services or advice to, any Competing Business (as defined below) provided, however, that the Executive may invest in the securities of any enterprise with the power to vote up to 5% of the capital stock of such enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934;

                 (b) Directly or indirectly, either as principal, agent, independent contractor, consultant, director, officer, employee, employer, advisor (whether paid or unpaid), stockholder, partner or in any other individual or representative capacity whatsoever, either for his own benefit or for the benefit of any other person or entity, solicit, divert or take away, any customers or clients of Company; or

                 (c) Directly or indirectly, either as principal, agent, independent contractor, consultant, director, officer, Executive, Company, advisor (whether paid or unpaid),





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         stockholder, partner or in any other individual or representative capacity whatsoever, either for his own benefit or for the benefit of any other person or entity, either (1) hire, attempt to hire, contact or solicit with respect to hiring any Executive of Company, (2) induce or otherwise counsel, advise or encourage any Executive of Company to leave the employment of Company, or (3) induce any distributor, representative or agent of Company to terminate or modify its relationship with Company.

"COMPETING BUSINESS" shall mean any individual, business, firm, company, partnership joint venture, organization, or other entity whose products or services compete, in whole or in part, at any time during the Employment Period with the products or services of Company or its Affiliates in any domestic or international market area.

         4.2 ESSENTIAL NATURE OF ARTICLE 4. It is acknowledged, understood and agreed by and between the parties hereto that the covenants made by Executive in Section 4.1 are essential elements of this Agreement and that, but for the agreement of the Executive to comply with such covenants, Company would not have entered into this Agreement.

         4.3 NECESSITY AND REASONABLENESS OF ARTICLE 4. Executive hereby specifically acknowledges and agrees that:

                 (a) Company has expended and will continue to expend substantial time, money and effort in developing (1) its business in which the designs, plans, manuals and specifications are valuable trade secrets, and (2) a valuable list of customers and agents, and information about their technical problems and needs, purchasing habits, idiosyncracies and internal purchasing procedures;

                 (b) Executive will, in the course of his Employment, be personally entrusted with and exposed to the trade secrets of Company;

                 (c) Company, during the term of this Agreement and after its termination, will be engaged in its highly competitive business in which many firms, including Company, compete;

                 (d) A substantial portion of Company's business is conducted outside the United States;

                 (e) Company, pursuant to acquiring certain patents, technology and associated trade secrets and know-how, will further develop its worldwide business;

                 (f) Executive could, after having access to Company's financial records, contracts, patents, technology and associated trade secrets and know-how and, after receiving further training by and experience with Company, and after reviewing Company's trade secrets, become a competitor;





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                 (g)      Company will suffer great loss and irreparable harm
         if Executive terminates his employment and enters directly or indirectly, into competition with Company;

                 (h)      The temporal and other restrictions contained in this
         Article 4 are in all respects reasonable and necessary to protect the business goodwill, trade secrets, prospects and other business interests of Company;

                 (i) The enforcement of this Agreement in general, and of this Article 4 in particular, will not work an undue or unfair hardship on Executive or otherwise be oppressive to him, it being specifically acknowledged and agreed by Executive that he has activities and other business interests and opportunities which will provide him adequate means of support if the provisions of this
         Article 4 are enforced after termination of his employment with Company; and

                 (j) the enforcement of this Agreement in general, and of this Article 4 in particular, will neither deprive the public of needed goods or services nor otherwise be injurious to the public.

         4.4 JUDICIAL MODIFICATION. Executive agrees that if a court of competent jurisdiction determines that the length of time or any other restriction, or portion thereof, set forth in this Article 4 is overly restrictive and unenforceable, the court shall reduce or modify such restrictions to those which it deems reasonable and enforceable under the circumstances, and as so reduced or modified, the parties hereto agree that the restrictions of this Article 4 shall remain in full force and effect.
Executive further agrees that if a court of competent jurisdiction determines that any provision of this Article 4 is invalid or against public policy, the remaining provisions of this Article 4 and the remainder of this Agreement shall not be affected thereby, and shall remain in full force and effect.

         4.5 SURVIVAL OF COVENANTS. The covenants and agreements of Executive set forth in this Article 4 are of a continuing nature and shall survive the expiration, termination or cancellation of the remainder of this Agreement regardless of the reason for such therefor and shall survive the termination, if any, of the Executive's employment.

         4.6 SPECIAL SEVERANCE PAYMENTS. Upon termination of Executive's employment with Company for any reason other than pursuant to Section 5.1 or upon the expiration of this Agreement by reason of nonrenewal, Company shall pay to Executive (a) a single lump sum payment equal to six (6) months of Base Salary, and (b) twelve (12) monthly installments equal to his Base Salary, as defined in Section 2.1, ("Special Severance Payments"), provided that:

         (i) any payments made to Executive pursuant to Section 5.3 shall be applied against and reduce the Special Severance Payments payable to Executive under this Section 4.6; and

         (ii) there shall be no Special Severance Payments payable for any period in which Executive is in breach of the obligations set forth in Articles 3 and 4 of this Agreement.





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                                   ARTICLE 5
                                  TERMINATION

         5.1     COMPANY TERMINATION

                 (a) Notwithstanding any other provision of this Agreement, at any time during the Employment Period, including, without limitation, the Initial Term, this Agreement and Executive's employment hereunder shall terminate upon his death, and Company shall have the right, in its sole and absolute discretion, to terminate this Agreement and Executive's employment hereunder at any time by giving him written notice of such termination (1) for "Cause" (as defined below), or (2) if Executive shall suffer a Disability (as defined below).

                 (b)      "CAUSE" shall mean any of the following events:

                          1. An act or acts of personal dishonesty taken by the Executive which could result in personal enrichment of the Executive at the expense of the Company;

                          2. More than one violation by the Executive of Executive's obligations under this Agreement or under written policies of the Company which are demonstrably willful on the Executive's part, and for which Executive has received at least one written warning that specifies each area of Executive's violations;

                          3.      Executive's use of  illegal drugs as
                 evidenced by a drug test authorized by Company; or

                          4. Executive's conviction or the entry of a plea of nolo contendere or equivalent plea in a court of competent jurisdiction of any crime or offense involving moral turpitude.

                 (c) "DISABILITY" shall mean any mental or physical illness, impairment or condition which incapacitates the Executive for a continuous period of six (6) months.

         5.2     TERMINATION BY EITHER PARTY.  Subject to the provisions of
Section 5.3(a), Company may at any time, for any reason, with or without Cause, terminate this Agreement and Executive's employment hereunder. Executive may terminate this Agreement at any time and for any reason. Each of Company's and Executive's option to terminate this Agreement pursuant to this Section 5.2 shall be exercised by delivery of a written notice to Executive or Company, as applicable, specifying the effective date of such termination which in no event shall be sooner than expiration of thirty (30) calendar days following delivery of such written notice.





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         5.3     EFFECT OF TERMINATION.

                 (a)      "TERMINATION BY COMPANY WITHOUT CAUSE."   If Company
         terminates this Agreement for any reason other than pursuant to the terms of Section 5.1 and such termination is not within one year of a Change in Control (as defined in 5.3(b) below), then Company shall:
         (a) pay to Executive an amount equal to the greater of (1) his total Base Salary for the remainder of the Employment Period, or (2) one month of Base Salary for each full year of service completed with Company as of the date of termination, (b) cause Executive to be fully vested in any stock options and stock grants held by Executive, and (c) pay Executive an amount equal to Executive's most recent annual bonus. Company shall at its option, make such payments either in one lump sum on the effective date of termination or over the remainder of the Employment Period as if the Agreement had not been terminated.

                 (b) "TERMINATION BY COMPANY WITHOUT CAUSE AFTER CHANGE IN CONTROL." If Company terminates this Agreement for any reason other than pursuant to the terms of Section 5.1 and such termination occurs within one year of the occurrence of a Change in Control, then Company
         shall:   (a)   pay to Executive an amount equal to the greater of (1)
         his total Base Salary for the remainder of the Employment period; (2) two times the greater of (a) his annualized Base Salary in effect upon the occurrence of the Change in Control or (b) his annualized Base Salary in effect on the date of notice termination is received; or (3) one month of Base Salary for each full year of service completed with
         the Company as of the date of termination,   (b)  pay to Executive an
         amount equal to two (2) times his most recent annual bonus, and (c) shall cause Executive to be fully vested in any stock options or stock grants held by Executive. Company shall make such payments in one lump sum on the effective date of termination. A "Change in Control" shall be deemed to have occurred at any time after the date of this Agreement that (i) any person (other than those persons who own more than 10% of the combined voting power of the Company's outstanding voting securities on the date hereof) becomes the beneficial owner, directly or indirectly, of 30% or more of the combined voting power of the Company's then outstanding voting securities, or (ii) individuals who at the beginning of any period of two consecutive fiscal years constitute the Company's Board of Directors cease for any reason to constitute a majority of such Board of Directors at any time during such two-year period.

                 (c) "TERMINATION BY EXECUTIVE WITH GOOD CAUSE AFTER CHANGE IN CONTROL." If Executive terminates this Agreement for Good Cause (defined below) and such termination occurs within one year of
         the occurrence of a Change in Control, then Company shall: (a)   pay
         to Executive an amount equal to the greater of (1) his total Base Salary for the remainder of the Employment Period; (2) two times the greater of (a) his annualized Base Salary in effect upon the occurrence of the Change in Control or (b) his annualized Base Salary in effect on the date of notice termination is received; or (3) one month of Base Salary for each full year of service completed with the Company as of the date of termination, (b) pay to Executive an amount equal to two (2) times his most recent annual bonus, and (c)





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         cause Executive to be fully vested in any stock options or stock grants held by Executive. "Good Cause" shall mean the occurrence of any of the following events:

                          (i) a reduction by Company in the amount of the Executive's salary in effect at the time of the occurrence of a Change in Control or the failure of Company to pay such salary to the Executive at the time and in the manner specified in this Agreement;

                          (ii) other than with respect to the annual performance bonus specified in Article 2 or, as made with the Executive's prior written consent, the discontinuance (without comparable replacement) or material reduction by Company of the Executive's participation in any bonus or other employee benefit arrangement (including, without limitation, any profit-sharing, thrift, life insurance, medical, dental, hospitalization, stock option or retirement plan or arrangement) in which the Executive is a participant under the terms of this Agreement, as in effect on the date hereof or as may be improved from time to time hereafter;

                          (iii) the relocation, without the Executive's prior written consent, of Company's principal operating offices to a location outside the state in which such offices are located at the time of the signing of this Agreement;

                          (iv) in the event the Executive consents to a relocation of Company's principal operating offices, the failure of Company to (A) pay or reimburse the Executive on an after-tax basis for all reasonable moving expenses incurred by the Executive in connection with such relocation or (B)
                 indemnify the Executive    on an after-tax basis against any
                 loss realized by the Executive on the sale his principal residence in connection with such relocation;

                          (v) the failure of Company to continue to provide the Executive with office space, related facilities and support personnel (including, without limitation, administrative and secretarial assistance) that are commensurate with the Executive's responsibilities to and position with Company.

                          (vi) the failure by Company to promptly reimburse the Executive for the reasonable business expenses incurred by the Executive in the performance of his duties for Company, in accordance with this Agreement.

                          (vii) the assignment by Company to the Executive of duties that are materially inconsistent with the Executive's office with Company at the time of such assignment, or the removal by the Company from the Executive of a material portion of those duties usually pertaining to the Executive's office with Company at the time of such removal.





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
                          (viii) a material change by Company, without the Executive's prior written consent, in the Executive's responsibilities to the Company, as such responsibilities are ordinarily and customarily required from time to time of a senior officer of a corporation engaged in Company's business.

                          (ix) any removal of the Executive from, or any failure to reelect or to reappoint the Executive to, the office stated in Section1.2.

                 (d) Subject to the provisions of Section 4.6 and 5.3, upon termination of this Agreement and Executive's employment hereunder by either Company or Executive, Executive shall have no right to receive any compensation or benefits for any period subsequent to the effective date of such termination, or for any period prior to such date which have not been earned or vested as of such date except as may be provided for in any employee benefit plan relating to such benefits, including the Company's 1996 Key Employee Stock Plan.

                 (e) Company's right of termination shall be in addition to and shall not affect Company's rights and remedies under Articles 3 and 4, and Section 6.1 of this Agreement, and such rights and remedies shall survive termination of Executive's employment hereunder.

         5.4 RESIGNATION FROM OFFICES. Any provision of this Agreement to the contrary notwithstanding, Executive shall immediately resign from any offices held with Company or its Affiliates upon written request by the Company. Any resignation made pursuant to a written request by Company under this Section 5.4 shall not affect Executive's rights under this Agreement for any compensation or payment.

         5.5 RELEASE OF FOREIGN RIGHTS. If, during the course of Executives employment with Company or its Affiliates, Executive may acquire any compensation, retirement, severance or other similar rights or benefits under the laws of a country other than the United States of America, ("Extraterritorial Rights") then the compensation and benefits of this Agreement shall supersede and replace such Extra Territorial Rights to the extent permitted by law. Furthermore, to the extent the Extra Territorial Rights may not be superseded under the applicable law, any payments or benefits under applicable law, any payments or benefits under this Agreement shall be reduced on a dollar for dollar basis for any amounts paid Executive for any Extra Territorial Rights. By entering into this Agreement Executive expressly acknowledges:

                 (a)      Executive's domicile is the United States of America;

                 (b) Executive acknowledges that the employment relationship with Company and its Affiliates is to be governed solely by reference to the laws of the State of Texas, regardless of any services rendered in a jurisdiction outside the State of Texas;

                 (c) Executive expressly waives and releases any rights under the laws of any country other than the United States of America for any Extra Territorial Rights as heretofore defined; and

                 (d) Executive expressly acknowledges and agrees that the payments and benefits under this Agreement have been bargained for in lieu of any Extra Territorial Rights.

                                   ARTICLE 6
                                 MISCELLANEOUS

         6.1 INJUNCTIVE RELIEF. Because of the unique nature of the Confidential Information, Executive acknowledges, understands and agrees that Company will suffer immediate and irreparable harm if Executive fails to comply with any of his obligations under Articles 3 or 4 of this Agreement, and that monetary damages will be inadequate to compensate Company for such breach. Accordingly, Executive agrees that Company shall, in addition to any other remedies available to it at law or in equity, be entitled to temporary, preliminary, and permanent injunctive relief to enforce the terms of Articles 3 and 4 without the necessity of proving inadequacy of legal remedies or irreparable harm.

         6.2 ACTION BY AND CONSENT OF COMPANY. All rights and remedies of Company hereunder shall be exercised by the Company solely by the Compensation Committee of the Company's Board of Directors.

         6.3 NOTICES. Any notice, instruction, authorization, request or demand required hereunder shall be in writing, and shall be delivered either by personal delivery, by telegram, telex, telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the parties hereto at the principal offices of Company at the address indicated beneath its signature on the execution page of this Agreement, and also to Executive at his home address indicated beneath his signature on the execution page of this Agreement, or at such other address and number as a party shall have previously designated by written notice given to the other party in the manner hereinabove set forth. Notices shall be deemed given when received, if sent by facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by facsimile means); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

         6.4 AMENDMENT AND WAIVER. This Agreement may be amended, modified or superseded only by written instrument executed by all parties hereto. Any waiver of the terms, provisions, covenants, representations, warranties, or conditions hereof shall be made only by a written instrument executed and delivered by the party waiving compliance. Any waiver granted by Company shall be effective only if executed and delivered by a duly authorized executive officer of Company other than Executive. The failure of any party at any time or times to require performance of any provisions hereof, shall in no manner effect the right to enforce the same. No waiver by any party of any condition or provision, or the breach of any term, provision, representation, or warranty contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or the breach of any other term, provision, covenant, representation, or warranty.

         6.5 SUCCESSORS AND ASSIGNS. All of the terms, provisions, covenants, representations, warranties, and conditions of this Agreement shall bind, be enforceable by, and inure to the benefit of, the parties hereto, but this Agreement and the rights and obligations hereunder shall not be assignable or delegable by any party; provided, however, that this Agreement and all of Company's rights and obligations hereunder may be assigned or delegated by it, in whole, but not in part, to, and shall be binding upon and inure to the benefit of, any of its successors or assigns, but such assignment or delegation by Company shall not relieve it of any of its obligations hereunder.

         6.6 DEFINITIONS, GENDER AND CERTAIN REFERENCES. As used in this Agreement, each parenthetically or quoted capitalized term in the introduction, recitals and other Sections of this Agreement shall have the meaning so ascribed to it. Whenever the context requires, the gender of all words used herein shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. References to Articles or Sections shall be to Articles or Sections of this Agreement unless otherwise specified. The headings and captions used in this Agreement are solely for convenient reference and shall not affect the meaning or interpretation of any article, section or paragraph herein, or this Agreement. The terms "hereof," "herein" or "hereunder" shall refer to this Agreement as a whole and not to any particular Section.

         6.7 GOVERNING LAW AND SEVERABILITY. This Agreement has been executed and is performable in Montgomery County, Texas. The validity, interpretation, construction, and performance of this Agreement shall be governed by the internal law, and not the law of conflicts, of the State of Texas. Each party hereto hereby acknowledges and agrees that it has had the opportunity to consult with its own legal counsel in connection with the negotiation of this Agreement, and that it has bargaining power equal to that of the other party hereto in connection with the negotiation, execution and delivery of this Agreement. Accordingly, the parties hereto agree that the rule of contract construction that an agreement shall be construed against the drafter shall have no application in the construction or interpretation of this Agreement. The invalidity of any provision of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect, nor shall the invalidity of a portion of any provision of this Agreement affect the balance of such provision.

         6.8 EXPENSES. Each party hereto shall pay all of its respective fees and expenses of attorneys, accountants and other persons employed by it in connection with the resolution of any dispute between the parties hereto arising out of or relating to this Agreement.

         6.9 ENTIRE AGREEMENT. No agreements or representations, oral or otherwise, express or implied, have been made by any party hereto with respect to the subject matter hereof that are not set forth expressly in this Agreement. This Agreement supersedes and cancels any prior agreement, arrangement or understanding entered into between Company and Executive relating to the subject matter hereof, except any agreement entered into pursuant to Company's 1996 Key Employee Stock Plan as contemplated by Section
2.2 of this Agreement.

         6.10 COUNTERPARTS. The parties may execute this Agreement in any number of counterparts, each of which is an original, but all of which together constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first above written.

                                        COMPANY:

                                        DAILEY PETROLEUM SERVICES CORP.


                                        By:      ______________________________
                                        Name: James F. Farr
                                        Title:   Chief Executive Officer

                                        Address:         One Lawrence Center
                                                         P. O. Box 1863
                                                         2507 North Frazier
                                                         Conroe, Texas  77305


                                        EXECUTIVE:


                                        ________________________________
                                        Name:            James J. Percle
                                        Address:
                                                         ______________________

                                                         ______________________





                      THIS SPACE INTENTIONALLY LEFT BLANK

                             COMPANY ACKNOWLEDGMENT

STATE OF TEXAS                    )
                                  )
COUNTY OF MONTGOMERY              )

         Before me, the undersigned authority, on this date personally appeared James F. Farr, Chief Executive Officer, of Dailey Petroleum Services Corp., a Delaware corporation, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed, in the capacity stated, and as the act and deed of said corporation.

Given under my hand and seal this _____ day of _______________, 1996.



                                           ____________________________
                                           Notary Public in and for
                                           The State of Texas

                                           My Commission Expires: ________


                            EXECUTIVE ACKNOWLEDGMENT

STATE OF TEXAS                    )
                                  )
COUNTY OF MONTGOMERY              )


         Before me, the undersigned authority, on this date personally appeared James J. Percle, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

Given under my hand and seal this ___ day of ____________, 1996.


                                           ____________________________
                                           Notary Public in and for
                                           The State of Texas

                                           My Commission Expires: ________

Annex A to
Executive Employment Agreement
Dated October 2, 1996
By and Between Dailey Petroleum Services Corp.
and James J. Percle




         The duties of the Executive Vice-President and Chief Operating Officer shall include the following:

         (a) management of the Company's normal day to day operations including marketing, sales, manufacturing, engineering and operations;

         (b) preparation of an annual operating plan outlining the Company's operating and financial objectives in accordance with criteria set forth by the Board of Directors; and

         (c) other duties and responsibilities as may be assigned by the President commensurate with the duties and responsibilities typically associated with the position.

         Expressly excluded from the duties and responsibilities are the following areas: accounting, finance, risk management, safety and facilities, legal and information services.





Initialed for identification


_________________         _________________
J.J. Percle               J.F. Farr





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